UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 15, 2021

AIRGAIN, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-37851	95-4523882
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3611 Valley Centre Drive Suite 150
San Diego, California		92130
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 760 579-0200

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	AIRG	Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends the Current Report on Form 8-K filed by Airgain, Inc. (the “Company”) on July 20, 2021 (the “Initial 8-K”) solely to correct the number of options to purchase common stock of the Company and the number of restricted stock units granted to Kiva Allgood on the date of her appointment to the Board of Directors of the Company, and to clarify the expiration date of the option awards.  No other changes have been made to the Initial 8-K.  The entire Item 5.02 disclosure, as corrected, appears below.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 15, 2021, upon the recommendation of the Nominating and Corporate Governance Committee of the Board of Directors (the “Board”) of Airgain, Inc. (the “Company”), and pursuant to the amended and restated bylaws of the Company, the Board approved an increase in its authorized size from six members to seven members and appointed Kiva A. Allgood as a director to fill the newly created vacancy on the Board. Ms. Allgood was appointed as a Class III director, with an initial term expiring at the 2022 annual meeting of stockholders of the Company.

Ms. Allgood most recently served as the Global Head of IOT and Automotive for Telefonaktiebolaget LM Ericsson, a Nasdaq-listed company that is a global provider of communications technology, a position she has held since April 2019. Ms. Allgood served as the Chief Commercial Development Officer for GE Ventures, a Corporate Venture Company, from August 2017 to April 2019 and as Managing Director for Innovation Group of GE Corporate from November 2016 to August 2017. From June 2012 to November 2016, Ms. Allgood served as President, Qualcomm Intelligent Solutions, IoT and Smart Cities, at Qualcomm Incorporated, a Nasdaq-listed company that is a global provider of foundational technologies and products used in mobile devices and other wireless products. Earlier in her career, Ms. Allgood served in senior-level operational roles including sales, marketing, and business development in the technology industry. Ms. Allgood currently serves on the board of directors of Synaptics Incorporated. Ms. Allgood holds a Bachelor of Science degree and Master of Business Administration degree, both from Northwestern University.

In connection with her appointment to the Board and pursuant to the Company’s amended and restated non-employee director compensation program, Ms. Allgood was granted on the date of her appointment (i) an option to purchase 4,974 shares of common stock of the Company, plus (ii) 2,501 restricted stock units. The option award has a term of ten years from the date of grant.  Each of the option awards and the restricted stock units will vest and become exercisable in substantially equal installments on each of the first three anniversaries of the date of Ms. Allgood’s appointment to the Board, subject to Ms. Allgood’s continued service on the Board through the applicable vesting date. Ms. Allgood will also receive cash compensation for her service on the Board in accordance with the Company’s amended and restated non-employee director compensation program, including an annual cash retainer of $32,000. Ms. Allgood will enter into the Company’s standard indemnification agreement for directors, the form of which was filed as Exhibit 10.4 to the Company’s Registration Statement on Form S-1, initially filed with the Securities and Exchange Commission on July 15, 2016.

There are no arrangements or understandings between Ms. Allgood and any other persons pursuant to which she was selected as a director, and there are no related person transactions (within the meaning of Item 404(a) of Regulation S-K) between Ms. Allgood and the Company. The Board has determined that Ms. Allgood meets the applicable independence requirements of the Nasdaq Stock Market.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

AIRGAIN, INC.

Date:	July 20, 2021	By:	/s/ David B. Lyle
David B. Lyle Chief Financial Officer and Secretary